WELLS
FARGO
Commercial Mortgage Servicing
D1086-120, 12th Floor
550 South Tryon Street
Charlotte, NC 28202
1-800-326-1334
ANNUAL STATEMENT OF COMPLIANCE
Reference is hereby made to that certain Pooling and Servicing Agreement dated as of August 1, 2014, by and among Morgan Stanley Capital I Inc., as Depositor, Wells Fargo Bank,
National Association, as Master Servicer, Rialto Capital Advisors, LLC, as Special Servicer,
Pentalpha Surveillance LLC, as Trust Advisor, Citibank, N.A., , as Trustee, Certificate
Administrator, Certificate Registrar and Authenticating Agent and Wells Fargo Bank, National
Association, as Custodian, with respect to Commercial Mortgage Pass-Through Certificates
Series 2014-C17 (the "Agreement"). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.
Pursuant to Section 13.9 of the Agreement, I, Daniel Bober, Executive Vice President of
Commercial Mortgage Services do hereby certify that:
1.
A review of the activities of the Master Servicer during the period from August 1,
2014 through December 31, 2014 (the "Reporting Period") , and of its performance per the Agreement during such period has been made under my supervision, and
2.
To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 6th day of March 2015.
/s/ Daniel Bober
Daniel Bober
Executive Vice President
Wells Fargo Bank
Wells Fargo Bank, N.A.